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                                  EXHIBIT 99.1

Company Press Release

PLATINUM TECHNOLOGY INC. ABANDONS CLAIMS AGAINST BMC SOFTWARE INC.

         HOUSTON--(BUSINESS WIRE)--Jan. 5, 1999--BMC Software Inc. (Nasdaq:BMCS
- news) announced today that Platinum technology inc. has advised BMC Software that Platinum will abandon all claims against BMC Software in Platinum's lawsuit against BMC Software and Boole & Babbage Inc. The lawsuit is pending in Circuit Court of the Eighteenth Judicial Circuit Chancery Division, Dupage County, Wheaton, Ill.

         Platinum has also withdrawn its Complaint for Preliminary and Permanent Injunctive Relief, which sought to enjoin BMC Software and Boole & Babbage from proceeding with their merger and to obtain a new 120 day period during which Platinum could negotiate exclusively to acquire Boole & Babbage. Platinum has canceled the scheduled Jan. 6, 1999 hearing on Platinum's motion for an injunction.

         BMC Software understands that Platinum intends to amend its Complaint to seek only money damages from Boole & Babbage. Platinum recently filed under seal a motion for leave to amend its Complaint, and the Court has set a hearing for Jan. 22, 1999 on this motion. Boole & Babbage is filing a counterclaim against Platinum challenging its assertions.

Company Background

         BMC Software Inc. is the leader in delivering Application Service Assurance (ASA(TM)) solutions -- enterprise- level software that supports and improves the availability, performance and recovery of critical applications and data in complex computing environments. BMC Software is the world's 12th largest independent software vendor, a Forbes 500 company and a member of the S&P 500, with revenues exceeding $730 million in fiscal 1998. The company is headquartered in Houston, Texas, with offices worldwide. For more information, please call 800/841-2031 or 713/918-8800 or visit BMC Software on the Web at www.bmc.com.

         To the extent there are any forward-looking statements in this release, they are necessarily subject to uncertainties based on various factors, including business conditions in BMC Software and Boole and Babbage's markets, product release cycles, and competitive conditions. Further information on potential factors which could affect the Companies' financial results are included in their current Forms 10-K and 10-Q reports, which are on file with the SEC.

         BMC Software, the BMC Software logo, and Boole and Babbage are registered trademarks or trademarks of BMC Software Inc. and Boole and Babbage Inc. in the USA and in other select countries. (TM) indicates USA registration or USA trademark. Other logos and product/trade names mentioned are registered trademarks or trademarks of their respective companies. BMC Software and Boole and Babbage are Equal Opportunity Employers.





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Contact:

     BMC Software Inc., Houston
     Dan D'Armond, 713/918-2372 (Media Relations) dan_darmond@bmc.com or
     John Cox, 713/918-4291 (Investor Relations) john_cox@bmc.com